EXHIBIT 18.1

March 27, 2010

Board of Directors of

GrafTech International Ltd.

12900 Snow Road

Parma, Ohio 44130

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2011. Note 1 therein describes a change in the method of accounting for pension and other postretirement benefit costs to recognize actuarial gains and losses immediately in the income statement and to use fair value as the market-related value of plan assets. Additionally, Note 1 describes a change in the method of accounting for inventory to exclude net pension and other postretirement benefit costs related to inactive participants from the inventory cost basis. It should be understood that the preferability of one acceptable method of accounting over another for recognition of actuarial gains and losses on defined benefit pension and other postretirement benefit plans, for the determination of the market-related value of plan assets and for the treatment of net pension and other postretirement benefit costs related to inactive participants in inventory has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that these changes in accounting principle are preferable. Based on our reading of management’s stated reasons and justification for these changes in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the changes, we concur with management that such changes represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2010. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/ PricewaterhouseCoopers LLP